Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Kekst and Company

Adam Weiner / Joel Steinhaus

212-521-4800

U.S. Energy Systems Provides Update With Respect to NASDAQ Listing

NEW YORK CITY, August 23, 2007 – U.S. Energy Systems, Inc. (NASDAQ: USEY), a “clean and green” energy company, today announced that by letter dated August 21, 2007, the NASDAQ Listing Qualifications Panel (“Panel”) granted the Company’s request for continued listing of the Company’s securities on The NASDAQ Capital Market. The Company’s continued listing is subject to certain conditions, including: (1) the filing of the Company’s Form 10–Q for the quarter ended March 31, 2007 with the Securities and Exchange Commission by September 21, 2007; and (2) the filing of the Form 10-Q for the quarter ended June 30, 2007 with the Securities and Exchange Commission by September 28, 2007.

As previously announced, the Company received notices of non-compliance from NASDAQ due to the delay in the filing of the Company’s Form 10-K for the fiscal year ended December 31, 2006 and the Form 10-Q for the quarter ended March 31, 2007. In response, the Company presented its plan to regain compliance with NASDAQ’s filing requirement at a hearing before the Panel on June 7, 2007. The Company filed the Form 10-K for the fiscal year ended December 31, 2006 on June 8, 2007. On August 17, 2007, the Company received an additional notice of non-compliance from NASDAQ due to the delay in the filing of the Company’s Form 10-Q for the quarter ended June 30, 2007, as required by NASDAQ Marketplace Rule 4310(c)(14).

At the present time, the Company expects to be able to comply with the Panel’s conditions for the continued listing of the Company’s securities on NASDAQ. However,

in the event the Company is unable to meet the deadlines set forth in the Panel’s decision, there can be no assurance that NASDAQ will grant the Company an additional extension of time or that the Company’s securities will continue to be listed on The NASDAQ Stock Market.

About U.S. Energy Systems, Inc.

U.S. Energy Systems, Inc. is an owner of green power and clean energy and resources. USEY owns and operates energy projects in the United States and United Kingdom that generate electricity, thermal energy and gas production.

Certain matters discussed in this press release are forward-looking statements, and certain important factors may affect the Company’s actual results and could cause actual results to differ materially from any forward-looking statements made in this release, or which are otherwise made by or on behalf of the Company. Such factors include, but are not limited to: our ability to raise needed funds through equity issuances or refinancings; access to needed financing or refinancing on acceptable terms; our ability to restructure existing financing arrangements; our ability to continue as a going concern; our ability to complete ongoing projects, including the UK expansion, as budgeted and in a timely manner; failure to realize the estimated savings or operating results of acquisitions, and other risks associated with acquisitions generally, including risks relating to managing and integrating acquired businesses; changes in market conditions and the impact of market conditions on our capital expenditures; the impact of competition; changes in local or regional economic conditions, and the amount and rate of growth in expenses; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; the inability to commence and complete planned projects in a timely manner; and our ability to continue our growth strategy, as well as other risks detailed from time to time in U.S. Energy’s Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the year ended December 31, 2006 and its Current Report dated June 25, 2007. We do not undertake to update any of the information set forth in this press release.

Additional information is available on the Company’s website at: http://www.useyinc.com.

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